Exhibit No. 10.18

Principal Amount: $267,636.75	Issue Date: June 20, 2008

PROMISSORY NOTE

FOR VALUE RECEIVED, Visual Management Systems, Inc., a Nevada corporation ("Maker"), promises to pay to the order of The Russ & Russ PC Defined Benefit Pension Plan (the "Holder"), the principal amount of Two Hundred Sixty-Seven Thousand and One Hundred Ninety-One Dollars and Seventy Eight Cents ($267,636.75) plus all accrued and unpaid interest thereon as provided below at such place as Holder shall direct in writing on December 20, 2008.

Interest shall accrue on the principal amount of this Note at a rate of ten percent (10%) per annum.

Maker shall have the right to prepay all of any part of the principal amount of this Note at any time or times without penalty or notice.

Maker hereby waives presentation and demand for payment, notice of dishonor, protest and notice of protest.

In the event that payment hereunder is not made when due, the Holder shall have the right to recover all costs and expenses, including reasonable attorney's fees, incurred by the Holder in enforcing its rights under the Note.

This Note shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflicts of law.

This Note may not be modified, changed, waived, discharged or terminated, except by an agreement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the day and year first above written.

Visual Management Systems, Inc.

Jason Gonzalez, Chief Executive Officer